UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported):  October 23, 2007

THE DIXIE GROUP, INC.
 (Exact name of Registrant as specified in its charter)

Tennessee (State or other jurisdiction of incorporation)	0-2585 (Commission File Number)	62-0183370 (I.R.S. Employer Identification No.)

345-B Nowlin Lane, Chattanooga, Tennessee (Address of principal executive offices)	37421 (zip code)
(423) 510-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 22, 2007, The Dixie Group, Inc. ("Dixie"), each of the subsidiaries of Dixie as guarantors, Bank of America, N.A., in its capacity as collateral and administrative agent for the Lenders, and the Lenders entered into that certain Fifth Amendment to the Amended and Restated Loan and Security Agreement (the "Fifth Amendment").  The Fifth Amendment amends the Amended and Restated Loan and Security Agreement, dated April 14, 2004 (the "Loan Agreement").  Among other things, the Fifth Amendment increased the limit on Revolver Loans under the Loan Agreement from $60 million to $70 million and increased the amount Dixie may expend for repurchases of its common stock or the payment of dividends by $10 million, (denominated as “Special Distributions” in the Amendment), subject to certain limitations and conditions set forth in the Amendment.  In all other respects the Agreement is ratified, reaffirmed, and unchanged.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits
(10.1)

Fifth Amendment dated October 22, 2007, to Amended and Restated Loan and Security Agreement, by and among The Dixie Group, Inc., each of its subsidiaries as guarantors, Bank of America, N.A., in its capacity as collateral and administrative agent for the Lenders, and the Lenders (as such term is defined in the Loan Agreement).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2007	THE DIXIE GROUP, INC.
By: /s/ Gary A. Harmon Gary A. Harmon Chief Financial Officer